Exhibit 10.20

HURRICANE

Marketing & Sponsorship Contract

MARKETING & SPONSORSHIP AGREEMENT

THIS MARKETING AND SPONSORSHIP AGREEMENT ("Agreement") is made and entered as of the 1st day of May, 2012 between SUNPEAK VENUTRES INC. ("Sponsor") and HURRICANE SPORTS PROPERTIES, LLC, a Missouri limited liability company qualified to do business in the State of Florida ("Provider").

BACKGROUND

A.

Provider holds the exclusive marketing and Sponsorship rights for University of Miami ("University").

B.

Sponsor wishes to further its exposure of its products and/or services through its association with University and by sponsoring University athletics.

NOW, THEREFORE, in consideration of the foregoing Background and other valuable consideration, Sponsor and Provider (the "Parties") agree as follows:

1.

Term of Agreement. This Agreement shall cover the following athletic year(s) which are measured from July 1 to   January 15 (the "Term"); 2012-13

Neither Party shall have any of the rights set forth in this Agreement after its expiration except for obligations which by this nature shall survive termination including Sponsor's payment obligations to Provider under Paragraph 3 below.

2.

Sponsorship Benefits. During the Term, provided that Sponsor fulfills all of its payment obligations to Provider, Sponsor will receive the benefits described on Exhibit A attached to this Agreement and made a part hereof (the "Benefits").

3.

Payment Obligations of Sponsor. In consideration of the Benefits to be provided to Sponsor by Provider, Sponsor will pay Provider the amounts set forth below at the times set forth below;

Athletic Year 2012-2013: $30,000

Total Payment Paid as Follows: August 1, 2012; $30,000

Notwithstanding the stated Term of the Agreement, Sponsor has the right to terminate this Agreement after the first year of the Term provided that Sponsor gives Provider written stoke of termination by no later than January 15, 2013.

Athletic Year 2013.2014: $32,500

Total Payment Paid as Follows; August 1, 2013: $32,500 Athletic Year 2011-2015: $35,000

Total Payment Paid as Follows: August 1, 2014; $35,000

Please make all checks payable to HURRICANE SPORTS PROPERTIES, LLC, All late payments are subject to a late payment fee of 2% per month (24% APR) or the highest rate allowed by law together with all costs and expenses of collection including attorneys' fees,

4.

Post-Season Radio. If any writhe Benefits described on Exhibit A include radio broadcasting sponsorships, then the Benefits relating to such sponsorships shall only include 12 regular season football broadcasts and 29 Regular Season Men's Basketball Broadcasts. If Provider's network broadcasts additional games (beyond 12 for football and 29 for basketball), the sponsorship will continua for those games at the regular season rate outlined in Exhibit A. Additional games/broadcasts will be invoiced at the conclusion of the football and basketball season respectively.

5.

Force Majeure. Neither party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations results from any cause beyond the non-performing party's control and without such party's fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, acts of terrorism, riots, insurrections, fires, explosions, earthquakes, floods, loss of power, strikes or lockouts ("Force Majeure"). If any Force Majeure condition affects Provider's Ability to perform its obligations Set forth hereunder, Provider shall give written notice in Sponsor, and Provider will offer mutually agreeable make-good benefits to Sponsor in direct and fair proportion to the benefits not received by Sponsor due to the Force Majeure condition ("Make-Good Benefits"). The Make-Good Benefits shall be subject to Sponsor's approval which approval will not be unreasonably withheld or delayed Until such time as the Make-Good Benefits are agreed upon, Sponsor will continue to pay the full sponsorship fee to Provider as set forth above.

6.

University Marks. To the extent that any of the Sponsor's Benefits described in Exhibit A hereto include the right to make use of University's athletic logos or trademarks ("School Marks"), Sponsor :Agrees that its use of School Marks is nonexclusive, limited and non transferable and must be approved by the Provider and/or the University prior to its use. Sponsor further agrees that it may not make use of School Marks in any retail promotion or sale of a product without the approval of the University or its authorized agent and the payment of any required license fee. All right, title and interest in and to the School Marks is and shall remain the sole and exclusive property of Provider.

7.

Indemnification. To the fullest extent permitted by law, each Party agrees to indemnify, defend and hold the other party, including its members, officers, directors, employees, and other agents, harmless from any and all liability (including, without limitation, reasonable attorney’s fees, costs and expenses) resulting from or related to any claim, complaint and/or judgment for any negligent act or acts of intentional misconduct or any breach of this Agreement.

8.

Miscellaneous. Sponsor and Provider will comply with all federal, state and local laws as well as all Conference rules to which the University belongs and NCAA rules and regulations in connection with their respective performance under this Agreement . To that end, Sponsor shall not make use of any student-athlete's name or likeness (as defined by the NCAA) without advance written approval of University's compliance officer. All notices hereunder must be in writing and shall be deemed to have been given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt) with a copy mailed by certified mail, return receipt requested, (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth on the signature page below (or to such other addresses as a signatory may designate by notice to the other signatories) or (d) when received by the address, if sent by e-mail to the appropriate e-mail address of the address, Sponsor shall not have the right to transfer or assign its rights or obligations under this Agreement without the express prior written consent of Provider. In the event that either Party shall cease conducting business in the normal course, become insolvent, admit in writing its inability to meet its debts as they mature, make a general assignment for the benefit of creditors, or is the subject of a petition in bankruptcy and such petition is not dismissed within sixty (60) days from its filing, then at the option of the other Party, this Agreement shall terminate immediately and be of no further for and alba. This Agreement constitutes and contains the entire Agreement of the Parties relating to the subject matter hereof and supersedes any and all prior or contemporaneous written or oral understandings or agreements with respect thereto. No amendment to this Agreement shall be valid unless in writing signed by each of the Parties hereto. The failure of any Party to exercise any of its rights under this Agreement shall not be deemed a waiver of such right or any other rights. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. Sponsor and Provider are independent contracting parties and nothing in this Agreement shall be deemed to create a partnership, joint venture or agency relationship between them nor does it grant either Party any authority to assume or create any obligation on behalf of or in the nom of the other Party. This Agreement may be executed in counterparts by facsimile or electronic signature, each of which shall be deemed an original and each counterpart together shall constitute one document.

Sponsor represents and warrants that the person whose signature appears below for Sponsor is duly authorized to execute this Agreement and legally bind Sponsor under this Agreement. This Agreement shall not be binding upon Provider until and unless it is executed by Provider's General Manager irrespective of whether Provider's Account Executive has signed the Agreement.

ACCEPTED AND AGREED AS OF THE ABOVE DATE:

SUNPEAK VENTURES INC.

HURRICANE SPORTS PROPERTIES, LLC

9337 Fraser Ave

5821 San Amaro Drive

Silver Spring, MD 20910

Coral Gables, FL 33146

By:  /s/ Jim Melver

By:  Jim Melver

Title:  General Manager

By:   /s/ Mackie A. Barch

By:  /s/ Jeff Ziegenhorn

By:  Mackie A. Barch

By:  Jeff Ziegenhorn

Title:  Chief Executive Officer

Title:  Account Executive

EXHIBIT A

TO MARKETING & SPONSORSHIP AGREEMENT

BETWEEN

SUNPEAKS VENTURES INC.

AND

HURRICANE SPORTS PROPERTIES, LLC

BENEFITS

•

Clotamin Blood Drive: Sunpeak Ventures Inc. would receive a 10' x 10' display space in the Hurricane Fan Zone prior to two (2) TBD football games each year of the partnership. This display space could be used to conduct a blood drive with the Red Cross of America and inform Hurricane of the new Clotamin multivitamin. All fans that participate in the Clotamin Blood Drive would be entered to win a VIP experience at a TBD Miami Hurricane football game. Coordination of Red Cross involvement would be the responsibility of Sunpeak Ventures Inc.

•

Field Level Signage: Sunpeak Ventures Inc. would receive one (I) field level sign at Sun Life Stadium for all University of Miami regular season home football games for each year of the partnership. Sunpeak Ventures Inc. to provide artwork in advance of deadline.

•

Program Advertisement: Sunpeak Ventures Inc. would receive a full page 4-color advertisement in the University of Miami football program, which is available for sale at all regular season home games, for the each year of the partnership. Sunpeak Ventures Inc. to provide artwork in advance of deadline.

•

Web Banner: Sunpeak Ventures Inc. would receive 250,000 impressions via a web banner on the official University of Miami website, hurricanesports.com, for each year of the partnership. Sunpeak Ventures Inc. to provide artwork in advance of deadline.

•

Hurricane Sports E-Magazine: Sunpeak Ventures Inc. would receive one (1) full page 4-color advertisement in six (6) issues of the Hurricane Sports E-Magazine for each year of the partnership. Sunpeak Ventures Inc. to provide artwork in advance of deadline.